Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER ANNOUNCES PRELIMINARY 2007 RESULTS

Sets Call Date For Final Results

GREENWOOD VILLAGE, Colorado — January 22, 2008 — CIBER, Inc. (NYSE: CBR) today announced preliminary results for the fourth quarter and all of 2007, subject to year-end audit adjustments, if any.

                Revenue for the fourth quarter was approximately $290 million, well above management’s guidance number, in part because of organic growth in Europe and the weak U.S. dollar.  For the year, revenue will be approximately $1.08 billion, again well above earlier guidance.

                The company believes that GAAP EPS for the fourth quarter of 2007 will be approximately $0.12 per share and fiscal year GAAP EPS will be approximately $0.47 per share.

                “We are very encouraged to have the highest revenue growth, both total and organic, since the late 1990’s.  However, the lowest fourth quarter commissions on product revenues in several years and heavy time-off during the holidays combined leave us approximately $0.01 per share GAAP EPS less than we had expected for the quarter,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

                The Company plans to announce 2007 results on February 13, 2008, at which time it will comment further on the quarter and provide guidance for 1Q08 and fiscal 2008.  Details of the call will be announced shortly.

About CIBER, Inc.

                CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 60 U.S. offices, 25 European offices and seven offices in Asia/Pacific.  Operating in 18 countries, with more than 8,000 employees and annual revenue over $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2008.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.

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